AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2004
                           REGISTRATION NO. 333-115158


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                   ----------


                           LIMELIGHT MEDIA GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  NEVADA                                2833                             88-0441338
       (State or Other Jurisdiction         (Primary Standard Industrial              (I.R.S. Employer
    of Incorporation or Organization)       Classification Code Number)              Identification No.)

                                                                                        DAVID V. LOTT
         8000 CENTERVIEW PARKWAY                                                   8000 CENTERVIEW PARKWAY
                SUITE 115                                                                 SUITE 115
           MEMPHIS, TN 38018                                                         MEMPHIS, TN 38018
     (Address  and telephone number                                            (Name, address, and telephone
     of principal executive offices)                                            number of agent for service)

                                                     Copies to:
         Clayton E. Parker, Esq.                                                  Ronald S. Haligman, Esq.
        Kirkpatrick & Lockhart LLP                                               Kirkpatrick & Lockhart LLP
       201 South Biscayne Boulevard                                             201 South Biscayne Boulevard
                Suite 2000                                                               Suite 2000
           Miami, Florida 33131                                                     Miami, Florida 33131
        Telephone:  (305) 539-3300                                               Telephone:  (305) 539-3300
        Telecopier: (305) 358-7095                                               Telecopier: (305) 358-7095

      Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

      If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                            EXPLANATION OF AMENDMENT
                            ------------------------

Limelight Media Group, Inc. is filing this Amendment No. 1 to Form SB-2 solely for the purpose of amending the delaying amendment language on the facing page of this registration statement.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on May 14th, 2004.


                                       LIMELIGHT MEDIA GROUP, INC.

                                       By: /s/ David V. Lott
                                           -----------------------------------
                                       Name:  David V. Lott
                                       Title: Chief Executive Officer, President
                                              and Director


                                       By: /s/ John Fraier
                                           -----------------------------------
                                       Name:  John Fraier
                                       Title: Chief Financial Officer and
                                              Principal Accounting Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                          TITLE                                                        DATE


/s/ David V. Lott
-----------------------------
David V. Lott                      Director, President and Chief Executive Officer              May 14, 2004

/s/ John Fraier
-----------------------------
John Fraier                        Chief Financial Officer and Principal Accounting Officer     May 14, 2004

/s/ Ronald Ricciardi
-----------------------------
Ronald Ricciardi                   Director                                                     May 14, 2004

/s/ Peter Kertes
-----------------------------
Peter Kertes                       Director                                                     May 14, 2004




                                      II-6